THE TEXT OF THIS DOCUMENT IN THE ENGLISH LANGUAGE IS A TRANSLATION PREPARED FOR INFORMATIONAL PURPOSES ONLY. THE TRANSLATION MAY CONTAIN DISCREPANCIES AND OMISSIONS AND DOES NOT REPLACE THE RUSSIAN TEXT OF THE DOCUMENT. IN ANY AND ALL CASES THE TEXT OF THIS DOCUMENT IN THE RUSSIAN LANGUAGE SHALL PREVAIL.

This rights offering is made for the securities of a foreign company. The offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

NOTICE

On the ability to exercise the pre-emptive right to acquire common registered shares of JSC VTB
Bank offered through the open subscription

Dear Shareholder of JSC VTB Bank:

Hereby JSC VTB Bank informs you that you may exercise your pre-emptive right to acquire, though the open subscription, additional common registered shares of JSC VTB Bank with a par value of 0.01 (one hundredths) Ruble each (Individual State Registration Number 10401000B, dated April 26, 2013).

The number of additionally issued common registered shares of JSC VTB Bank subject to the offering is 2,500,000,000,000 (two trillion five billion) shares.

The offering price for common registered shares of JSC VTB Bank (including for those having a pre-emptive right to acquire the shares) will be 0.041 (forty-one thousandths) Ruble each. The offering price for the shares for persons having the pre-emptive right to acquire them will not differ from their offering price for third parties.

Through May 17, 2013, you may, fully or partially, exercise your pre-emptive right by submitting to JSC VTB Bank a written application on the acquisition of the offered common registered shares in JSC VTB Bank (hereinafter the “Application”). The Application shall be accompanied by a document confirming the payment.

The Applications will be accepted by VTB 24 Bank (Closed Joint Stock Company) – a professional securities market participant which provides to the issuer services related to the offering of additional shares (hereinafter the “Broker”) – on business days from 9:30 a.m. to 06:00 p.m. local time at all offices of the Broker, specified on its Internet website (www.vtb24.ru).

The Application shall be signed by a Shareholder of JSC VTB Bank in person or by its/his/her proxy and shall be accompanied by a document confirming the authority of such proxy (representative).

The Application shall contain the following:

  heading: “Application to exercise the pre-emptive right”;

  last name, first name, patronymic (for individuals) or a company name with the indication of the organizational and legal form (for legal entities);

  residential address (for individuals) or location (for legal entities);

  the number of securities to be acquired.

It is also recommended to include the following information in the Application:

  mailing address;

  requisites of an identification document for an individual, or requisites of a state registration certificate of a legal entity-resident and its main state registration number;

  number of the contact phone /fax;

  requisites of the personal account in the register of shareholders of JSC VTB Bank, or information on the nominal holder if shares are to be credited in the register of holders of registered securities to the account of a nominal holder (full company name, main state registration number, name of the authority having effected the state registration, date of the state registration (inclusion into the Unified State Register of Legal Entities), name (type), number and date of a custody account agreement and name (type), number and date of an inter-depository agreement.

  bank account details for the return of funds;

  for non-residents, a confirmation whether a non-resident is a qualified investors in the country of its location.

In cases provided for by Regulation No. 338-P of the Bank of Russia, dated June 19, 2009 “On the procedure and criteria of assessment of the financial standing of natural persons being founders (participants) of a credit institution” and by Regulation No. 337-P of the Bank of Russia dated June 19, 2009 “On the procedure and criteria of assessment of the financial standing of legal entities being founders (participants) of a credit institution”, the Application shall be accompanied by the corresponding documents to confirm the sufficiency of the acquirer’s funds to pay for the securities (or such documents shall be provided in addition to the Application within the period of share offering among the holders of the pre-emptive right). To this end, if other normative acts of the Bank of Russia establishing the procedure and criteria of assessment of the financial standing of the founders (participants) of credit institutions apply as of the moment of the provision of such documents by the acquirer, such documents shall be submitted in cases and under the procedure provided by such other regulatory acts.

The maximum number of securities which may be acquired by a person exercising its/his/her pre-emptive right to acquire the same shall be pro rata to the number of common registered shares of JSC VTB Bank held by such person and shall be determined in accordance with the following formula:

N = Q x (2500,000,000,000/10460541337338), where

N – the maximum number of offered securities which may be acquired by such person,

Q – the number of common registered non-documentary shares of JSC VTB Bank held by such person as of the date of compilation of a list of persons having the pre-emptive right to acquire the offered securities;

2500,000,000,000 – the aggregate number of additionally offered common registered shares of JSC VTB Bank;

10460541337338– a number of common registered shares of JSC VTB Bank placed on the date of making a decision to increase the charter capital of JSC VTB Bank through placement of non-documentary common registered shares.

If, in connection with the exercise of the pre-emptive right to acquire the offered securities, a shareholder may not acquire a whole number of the shares, it is possible to form parts of the shares (fractional shares).

A shareholder exercising the pre-emptive right to acquire the offered shares of JSC VTB Bank shall pay for the acquired shares within the pre-emptive right period and shall enclose the document confirming payment of the shares to the Application.

Persons having the pre-emptive right to acquire the offered shares shall pay for the securities to the Broker’s account using the following details:

Payee - VTB 24 (CJSC) Moscow;

Payee TIN – 7710353606;

Payee Account– 30603810500000010188;

Payee Bank - VTB 24 (CJSC) Moscow;

BIC of the Payee Bank – 044525716;

Corr./acc-t 30101810100000000716 with Operations Department of the Moscow Main Territorial Department of the Bank of Russia.

Correspondent Account of JSC VTB Bank No. 30101810700000000187 with Operations Department of the Moscow Main Territorial Department of the Bank of Russia shall be deemed the accumulation account of JSC VTB Bank.

The agreement on the acquisition of shares with a person exercising the pre-emptive right to acquire the shares shall be deemed concluded at the moment of getting by the Issuer (in the name of the Broker) of the Application with the document confirming payment of the shares enclosed.

The application shall be deemed not submitted if:

- the Application does not contain information which it should include;

- the Application is not accompanied with documents (and the same are not additionally provided) which should be attached (or additionally provided);

- the Application does not allow to identify the person on whose behalf the Application has been submitted as a person included in the list of persons having the pre-emptive right to acquire the additional shares;

- the Application is received after the expiry of the validity period of the pre-emptive right;

- the Application signed by an authorized representative of a person exercising the pre-emptive right to acquire the shares is not accompanied by an original or a notarized copy of the duly executed power of attorney or another document certifying the authority of such representative.

If the number of the acquired shares specified in the Application by a person exercising the pre-emptive right to acquire the shares is over the maximum number of shares which such person may acquire, it would be deemed that such person has exercised its/his/her pre-emptive right to acquire the shares with respect to the maximum number of shares which such person may acquire.

If the number of the acquired shares specified in the Application by a person exercising the pre-emptive right to acquire the shares is less than the maximum number of the shares which such person may acquire and payment for which has been made within the period established for the payment for the acquired shares, it would be deemed that such person has exercised its/his/her pre-emptive right to acquire the shares with respect to the whole number of the paid shares not exceeding the number specified in the Application. In such case the Application shall be satisfied with respect to the whole number of the paid shares.

If the number of the acquired shares specified in the Application by a person exercising the pre-emptive right to acquire the shares is over the number of shares payment for which has been made within the period established for the payment for the acquired shares, it would be deemed that such person has exercised its/his/her pre-emptive right to acquire the shares with respect to the whole number of the paid shares.

If one person exercising the pre-emptive right to acquire the shares submits more than one Application, these Applications shall be executed in order of precedence and within the maximum number of shares that this person may purchase under his/her pre-emptive right.

Notice to US shareholders:

These materials do not constitute an offer for sale of securities in the United States. No part of this rights offering has been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), or with any securities regulatory authority of any state or other jurisdiction in the United States, and the securities may not be offered, sold, pledged or otherwise transferred except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with any applicable state securities laws. There will be no public offering of securities in the United States.

This rights offering is made for the securities of a foreign company, and is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements provided as part of this rights offering were prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment.

This rights offering is addressed solely to the shareholders of JSC VTB Bank.

Notice to shareholders in other jurisdictions:

This communication is directed only at (i) persons who are outside the United Kingdom or (ii) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) and (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2) of the Order (all such persons together being referred to as “relevant persons”). The offer of the shares and the distribution of these materials and other information in certain jurisdictions may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restriction. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Advertisement legend:

This document is an advertisement and not a prospectus for the purposes of applicable measures implementing EU Directive 2003/71/EC and as such does not constitute an offer to sell or the solicitation of an offer to purchase securities in the EU countries.

Public offer legend:

Any offer of securities to the public that may be deemed to be made pursuant to this communication in any EEA Member State that has implemented EU Directive 2003/71/EC (together with any applicable implementing measures in any Member State, the “Prospectus Directive”) is addressed solely to qualified investors (within the meaning of Article 21(1)(e) of the Prospectus Directive) in that Member State.